EXHIBIT 10.15

EXECUTION COPY

This EMPLOYMENT AGREEMENT is an amendment and restatement of the Employment Agreement dated as of February 6, 2006 (the “Original Effective Date”), by and between Rock-Tenn Company, a Georgia corporation (“Rock-Tenn”), and James A. Rubright (“Executive”).

WHEREAS, Rock-Tenn and Executive entered into an Employment Agreement as of the Original Effective Date (the “2006 Agreement”), and Rock-Tenn and Executive desire to amend and restate the 2006 Agreement in the form of this Employment Agreement (this “Agreement”) to address issues raised under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Compensation and Options Committee of the Board of Directors of Rock-Tenn (the “Compensation Committee”) has recommended, and the independent directors of the Board of Directors have approved, that Rock-Tenn enter into this Agreement with Executive;

NOW, THEREFORE, Rock-Tenn and Executive agree as follows:

1. Continued Employment.

(a) Subject to the further terms and conditions hereof, Rock-Tenn shall continue to employ Executive as Rock-Tenn’s Chief Executive Officer, and Executive shall continue to serve in that capacity, with such duties, responsibilities and powers as Executive has on the date that Executive signs this Agreement (the “Effective Date”).

(b) Subject to compliance with the further terms and conditions hereof, Rock-Tenn may terminate Executive’s employment hereunder at any time, and Executive may resign at any time, effective at the date stated in a written notice of termination or resignation, which date, in the case of termination by Rock-Tenn without cause or as a result of Executive’s permanent disability or by Executive voluntarily and not as a result of the occurrence of any of the events specified in Section 2(b), may not be earlier than thirty (30) days after the notice is given.

(c) Executive’s base pay shall continue as in effect at the Effective Date, payable in accordance with Rock-Tenn’s standard payroll practices and policies for salaried employees, and shall be subject to such withholdings as are required by law and such practices and policies. Executive’s base pay shall be subject to annual review and periodic increases (but not decreases) in accordance with Rock-Tenn’s customary practices for its senior executives.

(d) Executive shall continue to participate in all bonus, option, stock, insurance and other employee benefit and welfare plans, programs and policies maintained by Rock-Tenn and in which Executive is eligible by their terms to participate. Such participation shall be based on the terms and provisions of such plans, programs and policies and shall not be affected by whether or not, by the terms of this Agreement,

Executive is contractually entitled to be provided with the rights and benefits described in Section 3 hereof upon his separation from service within the meaning of Code Section 409A (a “Separation from Service”). Additionally, such participation relative to other senior officers as a class shall continue to be at a level that is commensurate with Executive’s position as Chief Executive Officer and, to the extent that the level of participation is measured by performance criteria, at such level as reflects both Executive’s position and achievement of the relevant performance criteria.

2. Benefits at a Separation from Service. Except as provided in Section 4 hereof, Rock-Tenn will provide or cause to be provided to Executive the rights and benefits described in Section 3 hereof in the event that Executive has a Separation from Service prior to Executive’s 65th birthday as a result of:

(a) action taken at any time by Rock-Tenn to terminate his employment other than for “cause” (as such term is defined in Section 4 hereof) or as a consequence of Executive’s death or “permanent disability” (as such term is defined in Section 4 hereof);

(b) action taken by Executive to terminate his employment following the occurrence of any of the following events without Executive’s prior specific written consent:

(i) (A) The assignment of Executive to any duties or responsibilities that are inconsistent with Executive’s position, duties, responsibilities, status, or reporting responsibilities as the Chief Executive Officer of the Company at the Effective Date, (B) the failure of the Company to comply with Section 1(c) or Section 1(d) of this Agreement, or (C) the reduction or alteration to Executive’s detriment of Executive’s retirement program or benefit, including without limitation, the SERP III Benefit as in effect on the Original Effective Date; or

(ii) After a Change in Control,

(A) Rock-Tenn or the Ultimate Parent (as defined in subsection (E) below) (x) reduces or alters to Executive’s detriment Executive’s salary (including any deferred portions thereof) or Executive’s retirement program or benefit, including without limitation, the SERP III Benefit as in effect immediately prior to the Change in Control, or (y) fails to provide to Executive a bonus or long-term incentive compensation opportunity (“Bonus or LTI Opportunity”) that is at least as favorable to Executive as the average of the three highest Bonus or LTI Opportunities that were in effect for Executive for the five most recent Rock-Tenn fiscal years before the fiscal year in which the Change in Control occurred;

(B) Rock-Tenn or the Ultimate Parent reduces or diminishes Executive’s duties, responsibilities, status, chain of persons reporting to him, staff assistance or office space from those that Executive enjoys and define his position as Chief Executive Officer of Rock-Tenn immediately prior to the Change in Control;

(C) Rock-Tenn or the Ultimate Parent transfers Executive to a location requiring a change in Executive’s residence or a material increase in the amount of travel normally required of Executive in connection with Executive’s employment;

(D) Rock-Tenn or the Ultimate Parent fails to continue to provide to Executive health and welfare benefits, and deferred compensation, that are in the aggregate comparable to those provided to Executive immediately prior to the Change in Control; or

(E) If the Change in Control results in Rock-Tenn not being and thereafter continuing as the ultimate surviving parent (“Ultimate Parent”) entity resulting from the Change in Control transaction, the failure of Executive to be named as and become (upon or promptly following the consummation of such transaction) the Chief Executive Officer of Ultimate Parent with duties and responsibilities the same as or substantially equivalent to those he enjoys and that define his position and status with Rock-Tenn immediately prior to the Change in Control;

but only if, with respect to any act or omission in subsection 2(b)(i) prior to a Change in Control, (x) Executive delivers to the Compensation Committee a detailed, written statement of the basis for Executive’s belief that one of the applicable acts or omissions has occurred within 90 days after the act or omission occurred, (y) Executive gives the Compensation Committee a sixty (60) day period after the delivery of such statement to cure the basis for such belief, and (z) Executive actually submits Executive’s written resignation to the Compensation Committee during the sixty (60) day period that begins immediately after the end of such sixty (60) day period if Executive reasonably and in good faith determines that the basis for such belief has not been cured during such sixty (60) day period.

The term “Change in Control” for purposes of this Section 2(b) shall mean the consummation of a change in control of Rock-Tenn of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of Rock-Tenn or any successor of Rock-Tenn; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board of Directors of Rock-Tenn (the “Board”) cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved in advance by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of Rock-Tenn approve any reorganization, merger, consolidation or share exchange as a result of which the common stock of Rock-Tenn shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of Rock-Tenn) or any dissolution or liquidation of Rock-Tenn or any sale or other disposition of 50% or more of the assets or business of Rock-Tenn; or (iv) the shareholders of Rock-Tenn approve any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of Rock-Tenn immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in clause (A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of Rock-Tenn common stock immediately before the consummation of such transaction, provided (C) the percentage described in clause (A) of the beneficially owned shares of the successor or survivor corporation and the number described in clause (B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation that result from the beneficial ownership of shares of common stock of Rock-Tenn by the persons described in clause (A) immediately before the consummation of such transaction.

Any prior written consent given by Executive pursuant to this Section 2(b) shall relate only to the item or items so specifically consented to and shall serve to re-establish as the status quo for purposes of this Section 2(b) against which any future events are thereafter measured, as altered only by the change(s) thereto so specifically consented to and, if applicable, so previously specifically consented to by Executive.

3. Rights and Benefits upon Termination. In the event of Executive’s Separation from Service prior to Executive’s 65th birthday, under any of the circumstances set forth in Section 2 hereof (“Termination”), Rock-Tenn agrees to provide or cause to be provided to Executive the following rights and benefits:

(a) Lump Sum Payment at Termination. Executive shall (subject to Section 3(h)) be entitled to receive within 30 days of Termination a lump-sum payment in cash in the amount of three times Executive’s Earnings (as such term is defined in this Section 3(a)); provided, however, that if there are fewer than 36 months remaining from the date of Termination to Executive’s 65th birthday, the amount calculated pursuant to this paragraph will be reduced by multiplying such amount by a fraction, the numerator of which is the number of months (including any fraction of a month) so remaining to Executive’s 65th birthday, and the denominator of which is 36.

For purposes of this Agreement, “Earnings” shall mean the sum of (1) Executive’s Annual Base Pay (as defined below), (2) Executive’s Recent Cash Bonus (as defined below), and (3) Executive’s Recent Long-Term Compensation (as defined below).

“Annual Base Pay” shall mean the annualized amount of Executive’s rate of base pay (as shown in Rock-Tenn’s payroll records) measured at its highest level existing at any time following the Original Effective Date.

“Recent Cash Bonus” shall mean the product of Executive’s Annual Base Pay multiplied by the average of the three highest quotients determined, for each of the five most recent Rock-Tenn fiscal years before the fiscal year in which the Termination occurred, by dividing (a) the sum of all cash bonuses and amounts paid to Executive, under all Rock-Tenn short-term incentive plans in which Executive participated (other than Rock-Tenn’s 2005 Shareholder Value Creation Plan) with respect to such fiscal year (including for this purpose any such amount receipt of which was deferred by Rock-Tenn or Executive pursuant to the terms of any applicable Rock-Tenn plan), by (b) the base pay (as shown in Rock-Tenn’s payroll records) paid to Executive with respect to such fiscal year. Notwithstanding the foregoing, if the Termination occurs after the conclusion of the payment of cash bonuses and other amounts as short-term incentive compensation for a fiscal year, the quotients calculated as described above shall be determined for such fiscal year and for the four preceding fiscal years.

“Recent Long-Term Compensation” shall mean the product of Executive’s Annual Base Pay multiplied by the average of the three highest quotients determined, for each of the five most recent Rock-Tenn fiscal years before the fiscal year in which the Termination occurred, by dividing (a) the Grant Value (as defined below) for all grants of stock options and/or restricted stock and other long-term incentive compensation made under Rock-Tenn’s 2004 Incentive Stock Plan (and any successor plans or additional long-term incentive plan or plans) during such fiscal year by (b) the annualized amount of Executive’s rate of base pay (as shown in Rock-Tenn’s payroll records) on the date of such grant. “Grant Value” shall mean, with respect to any such grant, the sum of (1) the product of the number of stock options granted to Executive multiplied by the value of each such stock option at the date of grant (as reasonably determined or approved by the Compensation Committee as of the date of grant), plus (2) the product of the number of shares of restricted stock granted to Executive multiplied by the value of a share of restricted stock at the date of grant (as reasonably determined or approved by the Compensation Committee as of the date of grant), plus (3) the aggregate value of any other long-term incentive compensation, however manifested, at the date of grant (as reasonably determined or approved by the Compensation Committee as of the date of grant). Notwithstanding the foregoing, if the Termination occurs after the conclusion of the grant of stock options and/or restricted stock and other long-term incentive compensation for a fiscal year, the quotients calculated as described above shall be determined for such fiscal year and for the four preceding fiscal years.

(b) Retirement Benefit. Subject to Section 3(h), within 30 days of Termination, Rock-Tenn shall pay to Executive, in the form of a cash lump sum, an amount equal to the excess of (A) the amount that would be required to be paid to

Executive as a SERP III Benefit under the Rock-Tenn Company Supplemental Executive Retirement Plan, as in effect on the Effective Date and as it may be amended in any way thereafter that may be beneficial to Executive (the “SERP”), if (i) the date of Termination were Executive’s Employment Termination Date under the SERP, and (ii) a Change of Control (within the meaning of the SERP) had occurred and the related Change of Control Date was the date of Termination, over (B) the amount that is required to be paid to Executive as a SERP III Benefit under the SERP as of Executive’s Termination.

(c) Insurance and Other Special Benefits. To the extent Executive and his dependents are eligible thereunder, until Executive’s 65th birthday Executive and his dependents shall continue to be covered by the life and dependent life insurance and medical and dental insurance plans of Rock-Tenn or any successor plan or program in effect on the date of Termination for employees in the same class or category as Executive, subject to the terms of such plans and to Executive’s making any required contributions thereto. In the event Executive and his dependents are ineligible to continue to be so covered under the terms of any such benefit, plan or program, or in the event Executive and his dependents are eligible but the benefits applicable to them are not substantially equivalent to the benefits applicable to them immediately prior to Termination, then, for a period of 36 months following Termination (or until Executive’s 65th birthday, whichever is sooner), Rock-Tenn shall provide such substantially equivalent benefits, or such additional benefits as may be necessary to make the benefits applicable to Executive and his dependents substantially equivalent to those in effect before Termination, through other sources, subject to Executive’s making dollar amount contributions no greater than those he would have made under Rock-Tenn’s plans; provided, however, that if during such period Executive should enter into the employ of another company or firm which provides substantially similar benefit coverage and at no greater cost, Executive’s and his dependents’ participation in the comparable benefit provided by Rock-Tenn either directly or through such other sources shall cease. Nothing contained in this paragraph shall be deemed to require or permit termination or restriction of Executive’s coverage under any plan or program of Rock-Tenn or any successor plan or program thereto to which Executive is entitled under the terms of such plan or program, whether at the end of the aforementioned 36-month period or at any other time. Executive shall be entitled to continuation (“COBRA”) coverage under Code Section 4980B upon the termination of the coverage provided under this Section 3(c) to the same extent as if such coverage had not been provided. Upon the termination of the medical coverage (including any COBRA coverage elected by Executive) provided under this Section 3(c), Executive shall be entitled to such retiree medical coverage as may be available generally to early or normal retirees of Rock-Tenn, or to former employees in the same class or category as Executive, subject to the terms of such coverage and to Executive’s making any required contributions thereto. The provisions of this Section 3(c) are subject to the provisions of Section 3(h).

(d) Vesting. At the date of Termination, all of Executive’s then unvested rights under Rock-Tenn’s 2004 Incentive Stock Plan shall vest.

(e) Other Benefit Plans. The specific arrangements referred to in this Section 3 are not intended to exclude Executive’s participation in other benefit plans in which Executive currently participates or which are available to executive personnel generally in the class or category of Executive or to preclude other compensation or benefits as may be authorized by the Board of Directors from time to time.

(f) No Duty to Mitigate. Executive’s entitlement to benefits hereunder shall not be governed by any duty to mitigate damages by seeking further employment nor offset by any compensation which Executive may receive from future employment.

(g) Payment Obligations Absolute. Rock-Tenn’s obligation to pay or cause to be paid to Executive the benefits and to make the arrangements provided in this Section 3 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right, which Rock-Tenn may have against Executive or anyone else; provided, however, that any payment of benefits pursuant to this Section 3 is conditioned on Executive (i) providing Rock-Tenn within 30 days of Termination with a valid and binding general release in the form attached hereto as Exhibit 1, and (ii) strictly complying with Executive’s obligations under the covenants in Sections 5(b), (c), and (d). All amounts payable by or on behalf of Rock-Tenn hereunder shall be paid without notice or demand. Each and every payment made hereunder by or on behalf of Rock-Tenn shall be final and Rock-Tenn shall not, for any reason whatsoever, seek to recover all or any part of such payment from Executive or from whomever shall be entitled thereto.

(h) Code Section 409A. Notwithstanding any other provision of this Employment Agreement,

(i) if Rock-Tenn determines that there is a risk that Code Section 409A will apply to the coverage provided by Rock-Tenn under any plan pursuant to Section 3(c) or to the payment of any benefit under any such plan and that such risk can be reduced either by Executive paying 100% of the cost of such coverage or delaying the payment of such benefit until the end of the Delay Period (as defined in this Section 3(h)), Executive agrees that he will timely pay 100% of the cost of such coverage (as agreed upon with Rock-Tenn) and that the payment of any such benefit shall not be made before the end of the Delay Period; provided, however, if Executive pays 100% of the cost of any such coverage, Rock-Tenn shall reimburse Executive for the excess of any such payment over the payment, if any, otherwise required by Executive under Section 3(c) no later than 30 days after Executive makes such payment (even if under Code Section 409A the reimbursement could be delayed beyond the end of such 30 day period) and, if a payment is delayed and made at the end of the Delay Period, the payment shall include interest on the amount of the delayed payment at a rate equivalent to the prime lending rate as announced by and then in effect at SunTrust Bank or any successor thereto up to the benefit payment date, and

(ii) if Rock-Tenn determines that Executive on the date of his Termination is a “specified employee” within the meaning of Code Section 409A, the payment of his lump sum benefit under Section 3(a) and Section 3(b) shall not be made until the end of the Delay Period and, if a payment is so delayed, each such lump sum payment shall be made with interest at a rate equivalent to the prime lending rate as announced by and then in effect on the date of his Termination at SunTrust Bank or any successor thereto up the date payment is made.

For purposes of this Section 3(h), the term “Delay Period” shall mean the period which starts on the date of Executive’s Termination and ends upon the earlier of (i) six months and one day after such date or (ii) Executive’s death.

Finally, Rock-Tenn shall indemnify and hold harmless Executive on an after-tax basis from any tax or interest penalty imposed under Section 409A of the Code (or any successor or replacement provision thereto) with respect to any payment or benefit provided pursuant to this Employment Agreement. Such indemnity shall be paid no later than the time the applicable tax or interest penalty must be remitted to the appropriate authorities.

4. Conditions to the Obligations of Rock-Tenn. Rock-Tenn shall have no obligation to provide or cause to be provided to Executive the rights and benefits described in Section 3 hereof in the event of Executive’s Separation from Service on or after Executive’s 65th birthday or if any of the following events shall occur:

(a) Termination for Cause. Rock-Tenn shall terminate Executive’s employment for “cause”. For purposes of this Agreement, the term “cause” shall mean solely (i) conviction of a felony, (ii) gross neglect by Executive of his duties as Chief Executive Officer which continues uncured for sixty (60) days after Executive’s receipt of written notice from the Chairman of the Compensation Committee specifying with particularity the elements of such alleged neglect, or (iii) willful gross misconduct by the Executive in the performance of his duties as the Chief Executive Officer, which misconduct remains uncured by the Executive for sixty (60) days after his receipt of written notice from the Chairman of the Compensation Committee specifying with particularity the elements of such alleged misconduct. Termination of Executive for cause pursuant to either items (ii) or (iii) of the definition of cause above may be accomplished only by vote of a majority of the independent directors at a meeting of the Board of Rock-Tenn convened for that purpose at which Executive shall be entitled and given the opportunity to appear together, if he chooses, with his attorney and make a full presentation to the Board with respect to his position on the matter.

(b) Termination for Permanent Disability. Rock-Tenn shall terminate Executive’s employment as a result of his permanent disability. For purposes of this Agreement, Executive shall be deemed to have incurred a “permanent disability” solely if Executive is receiving the maximum long-term disability benefits (after taking into account applicable offsets) that could be received under Rock-Tenn’s long-term disability plan in which Executive is a participant at the time of termination of Executive’s employment. Executive shall not be deemed to have incurred a “permanent disability” for purposes of this Agreement if Executive (i) is not receiving any such benefits, (ii) is receiving less than the maximum benefits (after taking into account applicable offsets) that are generally available under such long-term disability plan, (iii) is receiving disability benefits for the short-term or during any preliminary elimination period or other than on a long-term basis or (iv) is not covered under any such long-term disability plan.

(c) Failure to Resign. Executive shall not, promptly after termination of his employment and upon receiving a written request to do so, resign as a director and/or officer of Rock-Tenn and of each subsidiary and affiliate of Rock-Tenn of which Executive is then serving as a director and/or officer.

(d) Resignation without Good Reason. Executive resigns his employment in circumstances other than those described in Section 2(b).

5. Confidentiality; Non-Competition; Non-Solicitation; Cooperation.

(a) Confidentiality. Executive agrees that, during his employment and for a period of three years following the date of termination of Executive’s employment or his resignation for any reason, Executive will not knowingly, without the prior written consent of Rock-Tenn, disclose to any person, firm or corporation any material confidential information of Rock-Tenn or its subsidiaries which is now known to Executive or which hereafter may become known to Executive as a result of Executive’s employment or association with Rock-Tenn and which would be helpful to a competitor, unless such disclosure is required under the terms of a valid and effective subpoena or order issued by a court or governmental body; provided, however, that the foregoing shall not apply to confidential information which becomes publicly disseminated by means other than a breach of this Agreement.

(b) Non-Solicitation of Employees. Executive agrees that, for a period of three years following the date of termination of Executive’s employment or his resignation, for any reason, Executive will not induce, either directly or indirectly, any salaried employee of Rock-Tenn or any of its subsidiaries with whom Executive had contact, knowledge, or association as a result of his employment with Rock-Tenn at any time during the two years preceding such termination or resignation, to terminate his or her employment.

(c) Non-Solicitation of Customers. Executive agrees that, for a period of three years following the date of termination of Executive’s employment or his resignation, for any reason, Executive shall not, on Executive’s own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise, call on or solicit for the purpose of competing with Rock-Tenn or its subsidiaries any customers of Rock-Tenn or its subsidiaries with whom Executive had contact, knowledge, or association as a result of his employment with Rock-Tenn at any time during the two years preceding such termination or resignation.

(d) Non-Compete. Executive and Rock-Tenn agree that (a) Rock-Tenn is a manufacturer of packaging, merchandising displays and paperboard, produces laminated paperboard products, and collects and sells recycled fiber, which shall be referred to as the “Business”, (b) the Business is conducted throughout the United States (the “Territory”), (c) Executive is, and is expected to continue to be during his employment, intimately involved in the Business wherever it operates in the Territory, and (d) this Section is intended to provide fair and reasonable protection to Rock-Tenn. Executive therefore agrees that Executive shall not, for a period of three years following the date of termination of Executive’s employment or his resignation, for any reason (or until his 65th birthday, if such period is shorter), assume or perform any managerial or supervisory responsibilities and duties that are substantially the same as those Executive performs for Rock-Tenn at the time of such termination or resignation or at any time during the two years preceding such termination or resignation, for or on behalf of any other corporation, partnership, venture, or other business entity that engages in the Business in the Territory.

(e) Cooperation. Executive agrees that, for a period of three years following termination of Executive’s employment or his resignation, for any reason (or until his 65th birthday, if such period is shorter), Executive will furnish such information and render such assistance and cooperation as may reasonably be requested in connection with any litigation or legal proceedings concerning Rock-Tenn or any of its subsidiaries (other than any legal proceedings concerning Executive’s employment). In connection with such cooperation, Rock-Tenn will pay or reimburse Executive for reasonable expenses.

(f) Remedies for Breach. It is recognized that damages in the event of breach of this Section 5 by Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that Rock-Tenn, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach, and Executive hereby waives any and all requirements that Rock-Tenn post a bond in connection with seeking or obtaining such relief and any and all defenses Executive may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude Rock-Tenn from pursuing any other rights and remedies at law or in equity which Rock-Tenn may have.

6. Certain Additional Payments by Rock-Tenn.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by Rock-Tenn to or for the benefit of Executive, or any benefit, arrangement regarding the exercise or vesting of options, restricted stock, or other securities of Rock-Tenn, or other plan, agreement or arrangement regarding a change of control of Rock-Tenn (whether determined pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (any such payment, distribution, benefit, arrangement, plan, or agreement being referred to as a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Rock-Tenn shall make an additional payment to Executive (a “Gross-Up Payment”) in accordance with the provisions of this Section 6. The Gross-Up Payment shall be an amount such that after payment by Executive of all federal, state, local, employment and payroll taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any federal, state, local, employment and payroll taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 6(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both federal, state, local, employment and payroll taxes and any Excise Tax) as compared to the net after-tax proceeds to Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other certified public accounting firm as may be mutually agreed by Executive and Rock-Tenn (the “Accounting Firm”), which shall provide detailed supporting calculations both to Rock-Tenn and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by Rock-Tenn. All fees and expenses of the Accounting Firm shall be borne solely by Rock-Tenn. Any Gross-Up Payment shall be paid by Rock-Tenn to Executive within thirty (30) days of the receipt of the Accounting Firm’s determination but no later than the time the Excise Tax must be remitted to the appropriate authorities (even if under Code Section 409A the payment could be delayed beyond such period). Any determination by the Accounting Firm shall be binding upon Rock-Tenn and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Rock-Tenn should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that Rock-Tenn exhausts its remedies pursuant to Section 6(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by Rock-Tenn within thirty (30) days of the receipt of the Accounting Firm’s determination to or for the benefit of Executive but no later than the time the Excise Tax must be remitted to the appropriate authorities (even if under Code Section 409A the payment could be delayed beyond such period).

(c) Executive shall notify Rock-Tenn in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Rock-Tenn of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise Rock-Tenn of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to Rock-Tenn (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Rock-Tenn notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i) give Rock-Tenn any information reasonably requested by Rock-Tenn relating to such claim,

(ii) take such action in connection with contesting such claim as Rock-Tenn shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Rock-Tenn,

(iii) cooperate with Rock-Tenn in good faith in order effectively to contest such claim, and

(iv) permit Rock-Tenn to participate in any proceedings relating to such claim;

provided, however, that Rock-Tenn shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or federal, state, local, employment and payroll tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Any such indemnity and costs and expenses will be paid as soon as administratively practicable but no later than the end of the calendar year following the calendar year in which the taxes are remitted to the appropriate authorities or, where no such taxes are remitted, no later than the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the matter. Without limitation on the foregoing provisions of this Section 6(c), Rock-Tenn shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Rock-Tenn shall determine; provided, however, that if Rock-Tenn directs Executive to pay such claim and sue for a refund, Rock-Tenn shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless on an after-tax basis, as described above, from any Excise Tax or federal, state, local, employment or payroll tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Rock-Tenn’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by Executive of an amount paid by Rock-Tenn pursuant to Section 6(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Rock-Tenn’s complying with the requirements of Section 6(c)) promptly pay to Rock-Tenn the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Rock-Tenn pursuant to Section 6(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Rock-Tenn does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7. Expenses. Rock-Tenn shall pay or reimburse Executive for all costs and expenses (“Costs and Expenses”), including, without limitation, court costs and reasonable and necessary attorneys’ fees, incurred by Executive as a result of the mediation pursuant to Section 8(i) of any claim, action or proceeding (including, without limitation, a claim, action or proceeding by Executive against Rock-Tenn) arising out of, or challenging the validity or enforceability of, this Agreement or any provision hereof (a “Claim”). Rock-Tenn shall pay or reimburse Executive for all Costs and Expenses incurred by Executive in connection with the litigation of any Claim, if Executive is the prevailing party. Rock-Tenn shall pay or reimburse Executive for one-half of all Costs and Expenses incurred by Executive in connection with the litigation of any Claim, if Executive is not the prevailing party. Rock-Tenn shall pay or reimburse all such Costs and Expenses promptly (and within 30 days) after Executive has submitted supporting documentation (even if under Code Section 409A the reimbursement could be delayed beyond the end of such 30 day period). In no event, however, will such Costs and Expenses be paid or reimbursed later than the end of the calendar year immediately following the calendar year in which such Costs and Expenses are incurred. If Executive is not the prevailing party, Executive then will reimburse Rock-Tenn for such Costs and Expenses with respect to which Executive was not entitled hereunder no later than sixty (60) days after the final and nonappealable settlement or other resolution of such litigation. Except as expressly provided in Section 6 and this Section 7, each of Rock-Tenn and Executive shall bear and pay its and his respective costs and expenses incurred in connection with any such claim, action or proceeding.

8. Miscellaneous.

(a) Assignment. No right, benefit or interest hereunder shall be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process; provided, however, that Executive may assign any right, benefit or interest hereunder if such assignment is permitted under the terms of any plan or policy of insurance or annuity contract governing such right, benefit or interest.

(b) Construction of Agreement. Nothing in this Agreement shall be construed to amend any provision of any plan or policy of Rock-Tenn.

(c) Amendment. This Agreement may not be amended, modified or cancelled except by written agreement of the parties.

(d) Waiver. No provision of this Agreement may be waived except by a writing signed by the party to be bound thereby.

(e) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

(f) Successors. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s personal representative and heirs, and Rock-Tenn and any successor organization or organizations which shall succeed to substantially all of the business and property of Rock-Tenn, whether by means of merger, consolidation, acquisition of substantially all of the assets of Rock-Tenn or otherwise, including by operation of law. For purposes of this Agreement, all references herein to Rock-Tenn shall mean and apply to Ultimate Parent, as successor to Rock-Tenn’s obligations hereunder.

(g) Taxes. Any payment or delivery required under this Agreement shall be subject to all requirements of the law with regard to withholding of taxes, filing, making of reports and the like, and Rock-Tenn shall use its best efforts to satisfy promptly all such requirements.

(h) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia.

(i) Required Mediation. Any dispute under this Agreement that is not settled by negotiations by the parties may, by written notice given by Executive or Rock-Tenn to the other party, be required to be submitted to nonbinding mediation, to be completed within (45) forty-five days after the first written notice of the dispute is given by one party to the other. Such mediation, which must be commenced by delivery of the mediation notice no later than (15) fifteen days after such first written notice of dispute is given, shall be administered by the American Arbitration Association under its Commercial Mediation Rules. Rock-Tenn shall pay all costs and expenses of such mediation, including the cost of any attorney engaged by Executive, as described above. No party may prosecute any litigation, whether or not already commenced, with respect to such dispute while such nonbinding mediation is ongoing unless and until any such mediation shall have concluded without resolution of the dispute or the time period for such mediation to have concluded shall have elapsed.

(j) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby, and incorporates into one document any previous severance agreement executed by the parties and all amendments thereto as of the date hereof; provided, however, that this Agreement does not limit or terminate any obligations that are binding on Executive as an employee of Rock-Tenn under policies of Rock-Tenn that are applicable to its employees generally.

IN WITNESS WHEREOF, the parties have executed this Agreement.

ROCK-TENN COMPANY

By:	/s/ Robert B. McIntosh
Name:	Robert B. McIntosh
Title:	Sr. Vice President

Date:	November 21, 2008

/s/ James A. Rubright
James A. Rubright

Date: November 21, 2008

EXHIBIT 1 TO

EMPLOYMENT AGREEMENT BETWEEN

ROCK-TENN COMPANY AND JAMES A. RUBRIGHT

RELEASE

I, James A. Rubright, in consideration of my receiving, pursuant to that certain Employment Agreement as amended and restated effective November     , 2008, between Rock-Tenn Company, a Georgia corporation (the “Company”), and me (the “Employment Agreement”), certain post-separation benefits from the Company to which I am otherwise not entitled, release (on behalf of myself, my spouse and our respective heirs and assigns) the Company, its successors, agents, officers, directors and other employees, and its direct and indirect affiliates, subsidiaries, divisions and joint ventures, from any and all claims, demands, debts, liabilities, damages, costs (including attorneys’ fees) and obligations of any kind in my favor (known or unknown) that arise, prior to the date I sign this Release, out of my employment with, or the termination of my employment with, the Company. This includes, but is not limited to, claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; Title VII of the Civil Rights Act of 1964; The Rehabilitation Act of 1973; 42 U.S.C. §§ 1981 and 1983; the Fair Labor Standards Act of 1938; the Family and Medical Leave Act; and other federal, state, or local laws including, but not limited to, claims for discrimination or harassment based on age, race, color, national origin, sex, religion, marital or veteran status, citizenship, disability or any other unlawful criteria, wages, breach of express or implied contract, wrongful discharge, economic or personal injury, injury to privacy or reputation, emotional distress or any other type of injury. I acknowledge that this Release releases unknown claims, as well as claims of which I am aware, and I hereby waive and release any rights or benefits that I might otherwise have under any federal, state or local laws that would otherwise preserve, or prevent the release of, unknown claims, to the full extent that such rights and benefits may be waived. I represent and warrant that I am the sole and lawful owner of all right, title and interest in and to every claim or other matter that I release herein, and that I have full power (on behalf of myself, my spouse and our respective heirs and assigns) to enter into this Release and have not previously assigned, transferred or encumbered, or purported to assign, transfer or encumber, voluntarily or involuntarily, to any person or entity, all or any portion of the claims, obligations or rights covered by this Release.

This Release does not apply to claims under the Employment Agreement or to claims, if any, for which releases are prohibited by applicable law. The Company and its agents expressly deny that they have any liability to me, and this should not be construed as an admission of any such liability.

I am hereby advised to consult with an attorney, and have consulted with an attorney, before signing this Release. I have been offered a period of at least twenty-one (21) days to consider the terms of this Release.

I understand that I have the right to revoke this Release during the seven (7) days following the date that I have signed this Release (set forth below), and that this Release and my rights to receive payments and other benefits under the Employment Agreement will not go into effect or be enforceable until this seven (7) day period expires. In the event that I elect to revoke this Release, I understand that I must do so in writing (delivered by mail, hand delivery, or facsimile) prior to the expiration of the seven (7) day period, to                                         , at                                         , facsimile number                                         .

IN WITNESS WHEREOF, I have executed and delivered this Release on the      day of             , 20    .

James A. Rubright

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